Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	SECOND QUARTER 2008

SECOND QUARTER OF 2008 DISTRIBUTION HIGHER THAN PROJECTED…

The Second Quarter of 2008 distribution of $1.4 million (approximately $30.25 per unit) is higher than the re-projected planned distribution of $300,000 ($6.48) reported in the First Quarter of 2008 Newsletter. The increase is primarily due to the sale of the Wendy’s- Savannah Hwy. Charleston, SC (“Wendy’s”) property in May of 2008 (see Property Highlights on page 2).

TWO PROPERTIES CURRENTLY HELD FOR SALE…

The Partnership currently has one property listed with an unaffiliated broker and one property where Management is exploring options for a potential sale (see Property Highlights on page 2).

PROJECTIONS FOR REMAINING 2008 QUARTERLY DISTRIBUTIONS…

The remaining quarterly distributions from 2008 operating cash flows are projected to be $300,000 ($6.48), which is equal to the re-projected distribution amounts reported in the First Quarter newsletter. The variance from the original budget of $270,000 ($5.83) is primarily due to the positive increases in operating cash flows such as the Blockbuster and Daytona’s lease extensions, and the Popeye’s anticipated settlement collection, offset by the negative decreases in operating cash flows such as no further rent to be collected from Wendy’s due to its May of 2008 sale, and the accrual of 2008 real estate taxes related to the vacant Park Forest property (see Property Highlights on page 2).

WHY THE INTEREST ... IN MY INTERESTS?

Periodically you may be subject to the “feeding” frenzy cultivated by third party buyers who offer to buy your interests in the Partnership. A common question you may have is “why the interest in my interests?”

As we have communicated to you in the past, it’s really quite simple — the interests you own in the Partnership offer immediate value to the third-party solicitor.

Should you be tendering your interests to any of these parties? This decision can only be made by you and your financial advisor. However, as an investor it is important for you to thoroughly evaluate the terms and conditions of an offer and to evaluate your own current financial needs as well as future goals.

As your General Partner, we can only advise that the Partnership continues its efforts to eliminate weak performing properties, strengthen tenant quality and provide greater stability. In addition, there is a Qualified Matching Service available which provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold. And lastly, beware that the fine print may be difficult to understand. For example, one area that seems to lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and the Unit is transferred.

Although the strong interest in your interests may be causing you concern or confusion at times — think of it this way… you have something of value, others want it, and you have control over whether they can have it or not.

SEE INSIDE

Distribution and Property Highlights	2
Questions & Answers	3
Contact Information	3

	DIVALL 2 QUARTERLY NEWS	2 Q 08

DISTRIBUTION HIGHLIGHTS

•	$1,400,000 ($30.25 per unit) for the Second Quarter of 2008, which is $1,100,000 ($23.76) higher than the re-projected distribution amount of $300,000 (6.48 per unit).

•	The Second Quarter distribution represents $30.25 per unit, and includes an approximately $24 per unit “return of capital”.

•

The approximate annualized “operating return” for the Second Quarter of 2008 was approximately 7% based on the adjusted (net of Wendy’s- Savannah Hwy. property sold) 12/31/07 Net Asset value of $360 (see discussion of NAV in Questions on page 3).

•

$1,489 to $1,340 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90), respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

PROPERTY HIGHLIGHTS

PROPERTY SOLD

•

1515 Savannah Hwy., Charleston, SC (operated as a Wendy’s restaurant): A sales contract was executed in April of 2008 for the sale of the property at a gross sales price of $1.17 million. Closing was May 28, 2008, and the net sale proceeds of approximately $1.09 million are included in the Second Quarter of 2008 limited partner distribution included with this newsletter.

PROPERTIES HELD FOR SALE

•

Ogden, UT (operates as Blockbuster Video): As stated in the previous newsletter, the one year lease extension beginning February 1, 2008 was not included in the original 2008 budget. The listing agreement was extended in May of 2008 and Management will continue to work with the listing broker to identify a potential buyer for this property.

•

Phoenix, AZ (operates as a Denny’s restaurant): A sales contract was executed in March of 2008 for the sale of the property at a gross sales price of $935,000. The contract was terminated in May of 2008 by the potential buyer of the property due to difficulties in obtaining desired financing. Management is continuing to pursue options for the potential sale of the property.

OTHER PROPERTIES

•

Phoenix, AZ (operates as a Chinese Super Buffet restaurant): A sales contract was executed in March of 2008 for the sale of the property at a gross sales price of $795,000. The contract was terminated in June of 2008 by the buyer of the property due to difficulties in obtaining their desired tenant objective.

•

Des Moines, IA (operates as Daytona’s All Sports Café): The lease on the property was extended for one year and expires as of February 28, 2009. As stated in the previous newsletter, Management did not include a renewal in the original 2008 budget.

•

Park Forest, IL (formerly operated as a Popeye’s restaurant): Due to past defaults, Management did not include monthly lease obligation collections from Popeye’s in the 2008 budget. However, the Partnership did receive the March payment in April. In June of 2008, Management was notified that Popeye’s had ceased operations. The lease was terminated on July 22, 2008 in exchange for the Partnership’s full collection of outstanding lease obligation billings ($33,570) through June 30, 2008 from Popeye’s. Due to the termination, the Partnership will be responsible for the properties 2008 real estate taxes that will be due in 2009. The Park Forest property is a troubled location; however, the NAV attributable to this property at 12/31/07 was approximately $9 per unit and therefore the downside to this vacancy is limited.

	DIVALL 2 QUARTERLY NEWS	2 Q 08

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Third Quarter of 2008 is scheduled to be mailed on November 15, 2008.

•	What was the December 31, 2007 Net Asset Value (“NAV”)?

The Net Asset Value was $385 per unit. The Net Asset Value letter from the General Partner was included with the February 15, 2008 distribution mailing. Please note that a year-end NAV should be adjusted (reduced) for any subsequent property sales during the following year. For example, due to the sale of the Wendy’s- Savannah Hwy. property in May of 2008, $25 per unit would be deducted from the 12/31/07 NAV of $385. Therefore, the adjusted 12/31/07 NAV, net of effects of 2008 property sales, is $360 per unit.

•	When was the 2007 Annual Form 10-K Report mailed to investors?

Your Annual Report was included with this First Quarter of 2008 distribution mailing which was mailed to investors on February 15, 2008.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below:

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday October 6th, 2008.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc. 2401 Kerner Blvd. San Rafael, CA 94901	FAX:	1-415-485-4553

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2008

	PROJECTED	ACTUAL	VARIANCE
	2ND QUARTER 06/30/2008	2ND QUARTER 06/30/2008	BETTER (WORSE)
OPERATING REVENUES
Rental income	$335,586	$374,305	$38,719
Interest income	8,000	10,294	2,294
Net gain on sale of property	0	658,933	658,933
Other income	0	21,914	21,914

TOTAL OPERATING REVENUES	$343,586	$1,065,446	$721,860

OPERATING EXPENSES
Insurance	$8,586	$(3,416)	$12,002
Management fees	58,539	58,369	170
Overhead allowance	4,722	4,716	6
Advisory Board	2,625	2,125	500
Administrative	27,903	38,138	(10,235)
Professional services	18,200	19,900	(1,700)
Auditing	20,250	22,750	(2,500)
Legal	9,000	6,535	2,465
Property Expenses	10,848	35,057	(24,209)

TOTAL OPERATING EXPENSES	$160,673	$184,175	$(23,502)

INVESTIGATION AND RESTORATION EXPENSES	$0	$86	$(86)

NON-OPERATING EXPENSES
Depreciation	$50,457	$47,570	$2,887
Amortization	2,304	4,298	(1,994)

TOTAL NON-OPERATING EXPENSES	$52,761	$51,867	$894

TOTAL EXPENSES	$213,434	$236,128	$(22,694)

NET INCOME	$130,152	$829,318	$699,166

OPERATING CASH RECONCILIATION:			VARIANCE
Depreciation and amortization	52,761	51,867	(894)
Recovery of amounts previously written off	0	(2,155)	(2,155)
(Increase) Decrease in current assets	(36,238)	(25,890)	10,348
Increase (Decrease) in current liabilities	13,657	(17,050)	(30,707)
(Increase) Decrease in cash reserved for payables	(14,178)	13,734	27,912
Current cash flows advanced from (reserved for) future distributions	120,164	120,164	0

Net Cash Provided From Operating Activities	$266,318	$969,989	$703,670

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(3,500)	$(3,727)	$(227)
Net gain on sale of property		(658,933)	(658,933)
Recovery of amounts previously written off	0	2,155	2,155
Net proceeds from sale of property		1,090,232	1,090,232
Return of tenant’s security deposit	0	(5,600)	(5,600)
Payment of Leasing Commissions	0	(2,160)	(2,160)

Net Cash (Used In) From Investing And Financing Activities	$(3,500)	$421,966	$425,466

Total Cash Flow For Quarter	$262,818	$1,391,956	$1,129,137

Cash Balance Beginning of Period	885,695	949,268	63,573
Less 1st quarter 2008 L.P. distributions paid 5/08	(270,000)	(315,000)	(45,000)
Change in cash reserved for payables or future distributions	(105,986)	(133,898)	(27,912)

Cash Balance End of Period	$772,528	$1,892,326	$1,119,798

Cash reserved for 2nd quarter 2008 L.P. distributions	(270,000)	(1,400,000)	(1,130,000)
Cash reserved for payment of accrued expenses	(173,262)	(153,613)	19,649
Cash advanced from (reserved for) future distributions	(209,745)	(209,745)	0

Unrestricted Cash Balance End of Period	$119,521	$128,968	$9,447

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$270,000	$1,400,000	$1,130,000
Mailing Date	08/15/2008	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2008 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF JUNE 30, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER (2)	OGDEN, UT	646,425	102,000	15.78%						646,425	102,000	15.78%
DENNY’S (3)	PHOENIX, AZ	972,726	72,000	7.40%		183,239	0	0	0.00%	1,155,965	72,000	6.23%
CHINESE SUPER BUFFET (4)	PHOENIX, AZ	865,900	71,500	8.26%		221,237	0	0	0.00%	1,087,137	71,500	6.58%
DAYTONA’S All SPORTS CAFÉ (5)	DES MOINES, IA	845,000	72,000	8.52%		52,813	0	0	0.00%	897,813	72,000	8.02%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property held by the Partnership as of June 30,2008.
2:	The Blockbuster lease was extended one-year and expires on January 31, 2009. In May of 2008, Management extended the listing agreement with an unaffiliated broker for the sale of the property. The current asking price is $1.25 million.
3:	The Denny’s lease was renewed as of November 30, 2007 for a period of 18 months. In March of 2008, a sales contract was executed for the sale of the property to an unaffiliated party at sales price of $935,000. The potential buyer terminated the sales contract (financing difficulties) in May of 2008, but assumed the tenant lease. Management is continuing to pursue options for the potential sale of the property.
4:	A sales contract was executed on March 28, 2008 for the sale of the Chinese Super Buffet property to an unaffiliated party at a sales price of $795,000. The potential buyer terminated the sales contract in June of 2008 due to difficulties in obtaining their desired tenant objective.
5:	The Daytona’s lease was extended one-year and expires on February 28, 2009.
6:	Popeye’s ceased operations in June of 2008. The lease on the property, which was set to expire on December 31, 2009, was terminated in July of 2008 in exchange for the collection of past due monthly lease obligations as of June 30, 2008. Only six months of base rent is shown above due to the termination.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2008 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF JUNE 30, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
VACANT (FORMER POPEYE’S) (6)	PARK FOREST, IL	580,938	38,640	6.65%						580,938	38,640	6.65%
PANDA BUFFET	GRAND FORKS, ND	739,375	37,000	5.00%						739,375	37,000	5.00%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		11,949,310	1,355,420	11.34%		541,789	29,849	0	0.00%	12,491,099	1,355,420	10.85%

Note:

1:	This property summary includes only property held by the Partnership as of June 30,2008.
2:	The Blockbuster lease was extended one-year and expires on January 31, 2009. In May of 2008, Management extended the listing agreement with an unaffiliated broker for the sale of the property. The current asking price is $1.25 million.
3:	The Denny’s lease was renewed as of November 30, 2007 for a period of 18 months. In March of 2008, a sales contract was executed for the sale of the property to an unaffiliated party at sales price of $935,000. The potential buyer terminated the sales contract (financing difficulties) in May of 2008, but assumed the tenant lease. Management is continuing to pursue options for the potential sale of the property.
4:	A sales contract was executed on March 28, 2008 for the sale of the Chinese Super Buffet property to an unaffiliated party at a sales price of $795,000. The potential buyer terminated the sales contract in June of 2008 due to difficulties in obtaining their desired tenant objective.
5:	The Daytona’s lease was extended one-year and expires on February 28, 2009.
6:	Popeye’s ceased operations in June of 2008. The lease on the property, which was set to expire on December 31, 2009, was terminated in July of 2008 in exchange for the collection of past due monthly lease obligations as of June 30, 2008. Only six months of base rent is shown above due to the termination.